STOCK OPTION AGREEMENT

This Stock Option Agreement (the “Agreement”) is made and entered into by and between Parallax Diagnostics, Inc., (the “Company”), and Dr. David Stark (the “Participant”), as of the effective date of this Agreement specified on Schedule I hereof (the “Date of Grant”), pursuant to the Parallax Diagnostics Inc. 2010 Stock Option Plan adopted effective October 2010 (as the same may have been or hereafter be amended from time to time, the “Plan”).  Terms used herein with their initial letters capitalized that are defined in the Plan shall have the meaning given them in the Plan unless otherwise defined herein or the context hereof otherwise requires.

RECITALS:

A.                The Company has adopted the Plan to strengthen the ability of the Company to encourage ownership of the Company by certain employees of the Company and its Subsidiaries, to provide additional incentive for them to remain in the employ of the Company and its Subsidiaries, and to promote the growth and success of the Company and its Subsidiaries.

B.                 The Committee that administers the Plan believes that the granting of the stock option herein described to Participant is consistent with the stated purposes for which the Plan was adopted.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the Company and Participant agree as follows:

AGREEMENTS:

1.                  Plan Controls.  The terms of this Agreement are governed by the terms of the Plan.  Participant hereby acknowledges receipt of a copy of the Plan, as amended through the date hereof.  The Company hereby agrees to furnish to Participant a copy of the Plan, as amended through the date of request therefore, without charge, on request to the Company at the address to which notices are to be sent to the Company.  In the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

2.                  Grant of Option.  The Company hereby grants to Participant the right and option (the “Option”) to purchase an aggregate number of shares set forth on Schedule I hereof beside the caption “Number of Optioned Shares” (such number being subject to adjustment as provided in Section 9.6 of the Plan) of the Common Stock of the Company (the “Optioned Shares”) on the terms and conditions herein set forth.  If designated on Schedule I hereof as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code, and this Agreement shall be interpreted accordingly.  By execution of this Agreement, the Participant accepts the grant of the Option.

3.                  Exercise Price.  The price at which Participant shall be entitled to purchase the Optioned Shares shall be the dollar amount per share set forth on Schedule I hereof beside the caption “Exercise Price” (such exercise price being subject to adjustment as provided in Section 9.6 of the Plan).  The exercise price shall be paid with (a) cash (including check, bank draft, or money order); (b) if the use of shares of Common Stock is permitted according to Schedule I hereof or otherwise permitted by the Committee in writing, shares of Common Stock owned by Participant; or (c) any combination of the foregoing.

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4.                  Option Period.  The Option hereby granted shall be and remain in force and effect during the “Option Period.” The Option Period begins on the Date of Grant and terminates on the date that is ten years after the Date of Grant (or, if a different date is shown on Schedule I hereof beside the caption “Termination Date”, such date); subject, however to earlier termination as provided by the provisions of Article VII of the Plan and this Agreement (it being understood that this Agreement contains no express provision that would provide any of the greater or lesser rights that Article VII of the Plan permits to be provided in an Option Agreement except to the extent any variation therefrom is specifically set forth in the language beside the caption “Greater or Lesser Article VII Rights” on Schedule I hereof) (the date of any such termination being called herein the “Expiration Date”).

5.                  Vesting Schedule.  The Option may be exercised, in whole or in part, from and after the following dates and prior to the Expiration Date.  Except only as specifically provided elsewhere herein or in the Plan, this Option shall be exercisable in the following cumulative installments:

Up to 25,000 of the Optioned Shares at any time after the first ninety (90) days of the Date of Grant;

Up to an additional 25,000 of the Optioned Shares on or after the second ninety (90) days of the Date of Grant;

Up to an additional 25,000 of the Optioned Shares on or after the third ninety (90) days of the Date of Grant; and

Up to an additional 25,000 of the Optioned Shares on or after the fourth ninety (90) days of the Date of Grant; and

Up to an additional 25,000 of the Optioned Shares on or after the fifth ninety (90) days of the Date of Grant; and

Up to an additional 25,000 of the Optioned Shares on or after the sixth ninety (90) days of the Date of Grant.

6.                  Nontransferability of Options.  Transfers of the Option are restricted as set forth in the Plan except to the extent, if any, transfers are expressly permitted in the language appearing beside the caption “Expanded Rights to Transfer Option” on Schedule I hereof.  The Participant agrees to comply with such restrictions.

7.                  Nontransferability of, and Right to Acquire, Shares.  Except to the extent, if any, the language appearing beside the caption “Modifications to Transfer/Repurchase Provisions” on Schedule I hereof modifies the provisions thereof, the Stock Transfer/Repurchase Provisions, which are attached to the Plan as Exhibit A, govern transfers of the Shares acquired upon exercise of the Option and grant certain Persons the right to buy such Shares under certain circumstances.  The Participant agrees to comply with the Stock Transfer/Repurchase Provisions (if and as modified).

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8.                  Information Confidential.  As partial consideration for the granting of the Option, the Participant agrees with the Company to keep confidential all information and knowledge that the Participant has relating to the manner and amount of the Participant’s participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse, the Participant’s tax and financial advisors, or financial institutions to the extent that such information is necessary to secure a loan.

9.                  Administration.  This Agreement is subject to the terms and conditions of the Plan.  The Plan will be administered by the Committee in accordance with its terms.  The Committee has sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect to the Plan and to this Agreement shall be final and binding upon Participant and the Company.  In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

10.              Continuation of Employment.  This Agreement shall not be construed to confer upon Participant any right to continue in the employ of the Company or any of its Subsidiaries and shall not limit the right of the Company or any of its Subsidiaries, in its sole discretion, to terminate the employment of Participant at any time.

11.              Notice.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be personally delivered, delivered by facsimile or courier service, or mailed, certified with first class postage prepaid to the address specified by the person who is to receive the same.

Each such notice, request, demand, or other communication hereunder shall be deemed to have been given (whether actually received or not) on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission (if receipt is confirmed at the time of such transmission by telephone or facsimile-machine-generated confirmation), or on the third day following the date of mailing, if mailed in accordance with this Paragraph, or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made).  Any notice, request, demand, or other communication given otherwise than in accordance with this Paragraph shall be deemed to have been given on the date actually received.  Either party to this Agreement may change its address for purposes of this Paragraph by giving written notice of such change to the other party in the manner herein above provided.  Any person entitled to any notice, request, demand, or other communication hereunder may waive the notice, request, demand, or other communication.  Until changed in accordance herewith, the Company and Participant specify their respective addresses as those set forth below their signatures at the end of this Agreement.

12.              Paragraph Headings.  The Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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13.              Governing Law and Venue.  THIS AGREEMENT SHALL AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEVADA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE  OF NEVADA. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE COURTS LOCATED IN THE STATE OF NEVADA AND AGREES THAT ANY LITIGATION BETWEEN THE PARTIES WILL BE FILED IN COURTS LOCATED IN RENO, NEVADA.

14.              Arbitration.  By execution hereof, the parties hereto expressly agree that upon the request of any party, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind, whether in contract or in tort, statutory or common law, legal or equitable, arising between the parties in any way arising out of any of the provisions contained in this Agreement shall be resolved by binding arbitration administered by the American Arbitration Association (the “AAA”) and in Reno, Nevada.  Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the AAA and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code) except as otherwise specified herein.  Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.  The arbitrator shall resolve all disputes in accordance with the applicable substantive law.  A single arbitrator shall be chosen and shall decide the dispute, unless the amount sought in the dispute exceeds $100,000, in which case a panel of three arbitrators shall decide the dispute.  In all arbitration proceedings in which the amount of any award exceeds $100,000, in the aggregate, the arbitrator(s) shall make specific, written findings of fact and conclusions of law.  In all arbitration proceedings in which the amount of any award exceeds $100,000, in the aggregate, the parties shall have, in addition to the limited statutory right to seek a vacation or modification of an award pursuant to applicable law, the right to vacation or modification of any award that is based, in whole or in part, on an incorrect or erroneous ruling of law by appeal to an appropriate court having jurisdiction; provided, however, that any such application for a vacation or modification of such an award based on an incorrect ruling of law must be filed in a court having jurisdiction over the dispute within 15 days from the date the award is rendered.  The findings of fact of the arbitrator(s) shall be binding on all parties and shall not be subject to further review except as otherwise allowed by applicable law.  No provision of this Agreement nor the exercise of any rights hereunder shall limit the right of any party, and any party shall have the right during any dispute, to seek, use, and employ ancillary or preliminary remedies, such as injunctive relief (including, without limitation, specific performance), from a court having jurisdiction before, during, or after the pendency of any arbitration.  The institution and maintenance of any action for judicial relief or pursuit of provisional or ancillary remedies shall not constitute a waiver of the right of any party to submit any dispute to arbitration nor render inapplicable the compulsory arbitration provisions hereof.

15.              Attorney’s Fees.  If any action is brought to enforce or interpret the terms of this Agreement (including through arbitration), the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

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16.              Counterparts.  This Agreement may be executed in any number of counterparts and shall be effective when each party hereto has executed at least one counterpart, with the same effect as if all signing parties had signed the same document.  All counterparts will be construed together and evidence only one agreement, which, notwithstanding the actual date of execution of any counterpart, shall be deemed to be dated the day and year first written above.  In making proof of this Agreement, it shall not be necessary to account for a counterpart executed by any party other than the party against whom enforcement is sought or to account for more than one counterpart executed by the party against whom enforcement is sought.

17.              Execution by Facsimile.  The manual signature of any party hereto that is transmitted to any other party by facsimile shall be deemed for all purposes to be an original signature.

[THIS SPACE LEFT BLANK INTENTIONALLY]

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Executed on the date or dates indicated below, to be effective as of January 10, 2011.

By:

Name:

Title:

Date: January 10, 2011

Address:

Participant:

Name:  Dr. David Stark

Date: January 10, 2011

Address:  38 Miller Avenue #170

                Mill Valley, California 94941

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SCHEDULE I

DATE OF GRANT:	January 10, 2011
TYPE OF OPTION:	Incentive Stock Option X
Nonqualified Stock Option
NUMBER OF OPTIONED SHARES:	150,000
EXERCISE PRICE:	$ .25
TERMINATION DATE:	Fifth Anniversary of Date of Grant (Maximum term of 10 years; 5 years in the case of 10% shareholders)
PERMISSION TO PAY WITH SHARES:	Granted Denied
EXPANDED RIGHTS TO TRANSFER OPTION:	Granted Denied
GREATER OR LESSER ARTICLE VII RIGHTS:	None

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